EXHIBIT 99.1

ACORN ENERGY ANNOUNCES Q2 2010 RESULTS

Montchanin, DE – August 12, 2010 – Acorn Energy, Inc. (Nasdaq: ACFN) today announced its results for the second quarter ended June 30, 2010.  Below are the highlights and lowlights for the second quarter.

Q2 2010 and Recent Highlights:
•	Group revenue for Q2 increased 17% to $9.1 million from $7.8 million
•	Group gross profit increased 20% to $4.2 million from $3.5 million
•	CoaLogix
o	Gross margins grew to 41% in the first half of 2010 compared with 35% in the first half of 2009
o	Cormetech alliance agreement substantially increases market access
o	New plant is operational
o	Resolution of EES lawsuit
o	Extension and expansion of credit lines
•	Coreworx
o	Acquisition of Decision Dynamics
o	Launch of Coreworx 6.5 featuring Project Intelligence
o	Launch of three new products: Nuclear ITAAC solution, Deliverables Management, and Change Management
o	Secured order for deployment of Coreworx on a major deep water project in China
o	Secured $0.3 million in research and development credit financing
•	DSIT
o	Gross margins grew to 45% in the first half of 2010 compared to 41% in the first half of 2009
o	Operating income of $1.0 million
o	Successful demonstration of the PointShield® at a U.S. energy facility
•	GridSense
o	Acquisition of the assets of On-Line Monitoring for the assumption of debt

Q2 2010 Lowlights:
•	Loss of $3.2 million for Q2 and $6.3 million for the first six months of 2010 due primarily to substantial investment in new product development and sales and marketing on lower revenues at Coreworx.
•	US Government nuclear loan guarantees delays have negatively impacted Coreworx by slowing in process sales opportunities
•	Delays by utilities in funding smart grid projects have negatively impacted GridSense.

John Moore, CEO of Acorn Energy stated, “As we had indicated previously, the first half of 2010 resulted in modest revenue growth, while we expect the second half to be more robust.  This is based on a number of factors: we expect CoaLogix to improve on its first half performance with a new plant coming on stream in the third quarter increasing processing capacity; Coreworx has a large number of proposals for providing software solutions to manage major energy infrastructure construction projects, with many deals expected to close towards the end of the year;  DSIT is expected to continue its successful expansion from military into commercial installations for securing exposed water-based infrastructures from sabotage; and GridSense is expected to commence delivery of its unique products to electric utilities to enhance grid efficiencies as smart grid funds begin to flow from utilities benefiting from Federal government stimulus.

“Each of these missions is moving forward and we expect to reach our revenue projections despite the slowdown in economic recovery which often creates delays in contract awards.”

CoaLogix

This leading company in the regeneration of SCR catalyst used by coal-fired power plants to reduce NOx emissions for a cleaner environment has increased its capacity (the first of three expansion phases) with the completion of its new Steele Creek plant. This addition is timely given the recently announced alliance agreement between Cormetech and CoaLogix. Cormetech is teaming up with CoaLogix to offer its utility customers CoaLogix’ regenerated catalysts as an optional and complementary choice to its new catalyst. Cormetech is a North Carolina-based world leading manufacturer of catalysts. In the U.S. alone there is an installed base of $1.5 billion of catalysts, a large percentage of which are Cormetech’s. Worldwide SCR installations by Cormetech total 1,100 in plants generating 100,000 MHW of power. The combination of new and regenerated catalyst can be considerably less expensive than new catalyst and mitigates the expense and problems associated with the disposal of deteriorated catalyst.

DSIT

DSIT’s results continue to improve with increased sales, gross profit, gross margin and operating income as it looks to expand its portfolio of products with its new lightweight, compact and portable Diver Detection Sonar (DDS) system, the PointShield™.   PointShield™ is a smaller, lighter version of AquaShield™ that will better meet the protection requirements for on-water facilities in small, restricted areas, such as water intake channels, canals or narrow entrances. DSIT has recently successfully demonstrated the PointShield™ at a U.S. energy facility as it looks to take advantage of Homeland Security opportunities in the U.S. market.

Coreworx

Coreworx’ first half results have been below plan and are indicative of the challenges faced by a small enterprise engaged in changing old methodologies used by very large companies building mammoth construction projects. To provide prospective customers with the confidence in Coreworx’ ability to successfully perform, Coreworx has built robust solutions, and the infrastructure necessary to support large customers/installations.  As a result the Company is reporting losses as the business “crosses the chasm” between the “early adopters” and the “early majority”. Coreworx’ first half loss was $5.2 million due to increased product development and sales/marketing costs. Importantly, Coreworx is working to close on a number of large, near-term contracts and has a substantial and building pipeline of prospective opportunities.  Coreworx’ solutions save owner operators as much as 10% on multibillion dollar construction projects by increasing visibility to project deliverables, and cost enabling management to drive completion on time and on budget.

GridSense

Acorn commenced consolidating the results of GridSense on May 12, 2010 after acquiring the outstanding shares not previously owned by Acorn. Also in May, GridSense acquired Online Monitoring, Inc. (OMI), a recognized leader in the monitoring of specific transformer parts in electric utility transformers for the assumption of trade payables. OMI’s capabilities compliment those of GridSense and add critical know-how and technology in smart grid distribution automation. We are expecting an increase in sales as stimulus grants for the U.S. Smart Grid are released to utilities.

U.S. Sensor Systems, Inc. (USSI)

Acorn began consolidating USSI’s results on February 23, 2010 and recorded $0.4 million in revenue against a net loss of $0.4 million in the first half of 2010. For the second half of 2010, USSI’s fiber optic oilfield sensing equipment is scheduled for participation in multiple field trials with major oil companies and oil service companies. USSI is also awaiting responses from numerous requested quotes for its fiber optic sensor systems in both the energy and security markets. For the first half of 2010 USSI’s $0.4 million in new orders included a U.S. Navy contract for $0.3 million for the design, development and testing of a prototype security system that is being evaluated to protect 360 U.S. ports and harbors.

“Acorn is well positioned for growth in the second half of the year with the new CoaLogix capacity coming on-stream and a robust pipeline of opportunities across the portfolio.” concluded Mr. Moore.

Conference Call Information

The Company will host an investor call on Friday, August 13, 2010 at 9:00am ET to discuss its second quarter 2010 results and developments at the Company.

To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl) (no pass code required). You may also access the call through the Internet at www.acornenergy.com.

If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am on August 30, 2010 by dialing (877) 344-7529 or (412) 317-0088 and entering access code # 443597.

About Acorn Energy

Acorn Energy, Inc. (NASDAQ: ACFN) is a publicly-traded holding company with equity interests in CoaLogix, Coreworx, DSIT, GridSense and U.S. Sensor Systems Inc. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenues or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
ASSETS	As of June 30, 2010	As of December 31, 2009
	(unaudited)
Current assets:
Cash and cash equivalents	$10,005	$11,208
Restricted deposits	1,939	1,627
Accounts receivable, net	5,858	3,541
Unbilled revenue and work-in-process	5,417	4,113
Inventory	3,730	1,848
Other current assets	4,391	2,317
Total current assets	31,340	24,654
Property and equipment, net	8,975	3,357
Other investments and loans to equity investees	2,537	2,796
Funds in respect of employee termination benefits	2,141	2,074
Restricted deposits	809	611
Intangible assets, net	13,944	8,194
Goodwill	13,748	6,679
Deferred taxes	252	227
Other assets	477	143
Total assets	$74,223	$48,735

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$1,121	$430
Accounts payable	3,684	1,607
Accrued payroll, payroll taxes and social benefits	1,679	1,409
Advances from customers	1,826	1,924
Other current liabilities	6,961	3,064
Total current liabilities	15,271	8,434
Long-term liabilities:
Liability for employee termination benefits	3,259	3,129
Long-term debt	355	405
Other long-term liabilities	349	669
Total long-term liabilities	3,963	4,203
Equity:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share:	169	132
Authorized – 30,000,000 shares; Issued –13,248,813 and 16,917,925 shares at December 31, 2009 and June 30, 2010, respectively
Additional paid-in capital	78,491	58,373
Warrants	274	290
Accumulated deficit	-29,618	-23,343
Treasury stock, at cost –1,275,081 shares at December 31, 2009 and June 30, 2010, respectively	-4,827	-4,827
Accumulated other comprehensive income	-213	152
Total Acorn Energy, Inc. stockholders’ equity	44,276	30,777
Non-controlling interests	10,713	5,321
Total equity	54,989	36,098
Total liabilities and equity	$74,223	$48,735

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Catalytic regeneration	$4,855	$4,547	$9,333	$9,937
Projects	2,751	2,036	5,258	4,002
Software license and services	897	1,075	1,667	2,102
Smart grid distribution products and services	517	--	517	--
Other	104	122	203	217
	9,124	7,780	16,978	16,258
Cost of sales:
Catalytic regeneration	3,000	2,931	5,546	6,466
Projects	1,475	1,132	2,817	2,351
Software license and services	204	145	380	416
Smart grid distribution products and services	191	--	191	--
Other	83	82	165	156
	4,953	4,290	9,099	9,389
Gross profit	4,171	3,490	7,879	6,869
Operating expenses:
Research and development expenses, net of SRED credits of $1,016 in 2009	872	(624)	1,542	(348)
Dividends received from EnerTech	--	--	(135)	--
Selling, general and administrative expenses	7,565	4,629	13,886	8,807
Total operating expenses	8,437	4,005	15,293	8,459
Operating loss	(4,266)	(515)	(7,414)	(1,590)
Finance income (expense), net	(355)	85	(305)	(84)
Gain on investment in GridSense	1,327	--	1,327	--
Gain on sale of Comverge shares	--	810	--	1,227
Income (loss) before taxes on income	(3,294)	380	(6,392)	(447)
Tax expense on income	(123)	--	(198)	--
Income (loss) from operations of the Company and its consolidated	(3,417)	380	(6,590)	(447)
subsidiaries
Share in losses of GridSense	--	--	--	(129)
Net income (loss)	(3,417)	380	(6,590)	(576)
Net (income) loss attributable to non-controlling interests	265	(37)	315	(144)
Net income (loss) attributable to Acorn Energy Inc.	$(3,152)	$343	$(6,275)	$(720)
Basic and diluted earnings per share attributable to Acorn Energy Inc.:
Net income (loss) per share attributable to	$(0.21)	$0.03	$(0.45)	$(0.06)
Acorn Energy Inc. – basic
Net income (loss) per share attributable to	$(0.21)	$0.03	$(0.45)	$(0.06)
Acorn Energy Inc. – diluted
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – basic	15,161	11,377	13,839	11,456
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – diluted	15,161	11,553	13,839	11,456